EXHIBIT 99.1

Royalty Management Holding Corporation’s Board of Directors Approves Initiation of Stock Repurchase Program

Unanimous Board consent to begin a repurchase program of common stock

FISHERS, INDIANA / April 17, 2024 / Royalty Management Holding Corporation (Nasdaq: RMCO) (“Royalty Management” “RMCO”, or the “Company”), an innovative royalty company building shareholder value by acquiring and developing high value assets in sustainable market environments,announced today that the Company’s Board of Directors voted unanimously to institute a stock repurchase program of Royalty Management Holding Corporation’s Class A Common Shares. Under the program, the Company may purchase up to $2.0 million of its common stock over the next 24 months, as market conditions warrant. The shares may be repurchased in the open market or in privately negotiated transactions, at prices that the Company deems appropriate and subject to market conditions, applicable law and other factors deemed relevant in the Company's sole discretion.

“We are incredibly excited about the current operations and portfolio of royalty holdings and the potential value for RMCO that can be unlocked with our partnership with these companies and operations”, said Thomas Sauve, Chief Executive Officer of Royalty Management Holding Corporation. We are grateful that the Board of Directors has shown their support for these efforts and look forward to the opportunity to add value to the Company and its shareholders through this program.

The stock repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of common stock, and the program may be suspended or discontinued at any time. Any purchases made under this repurchase program will be reported on the immediately following quarterly report, Form 10Q.

About Royalty Management Holding Corporation

Royalty Management Holding Corporation (NASDAQ: RMCO) is a royalty company building shareholder value to benefit both its shareholders and communities by acquiring and developing high value assets in sustainable market environments. The business model focuses on acquiring and structuring cashflow and revenue streams around assets that can support the communities by monetizing the current existing cash flow streams while identifying transitionary cash flow from the assets for the future. For more information visit www.royaltymgmtcorp.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those that will be set forth in the “Risk Factors” section of the Company’s registration statement and proxy statement/prospectus to be filed with the SEC. Copies will be available on the SEC’s website, www.sec.gov. The information contained in this release is as of the date first set forth above. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

RedChip Companies Inc.

Robert Foley

1-800-RED-CHIP (733-2447)

Info@redchip.com

Company Contact:

Thomas Sauve

Chief Executive Officer

(317) 855-9926

SOURCE: Royalty Management Holding Corporation